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                                                                       Exhibit 5



                           Jones, Day, Reavis & Pogue
                                 77 West Wacker
                          Chicago, Illinois 60601-1692
                                 (312) 782-3939
                                October 26, 2000


XO Communications, Inc.
11111 Sunset Hills Road
Reston, Virginia  22190

Gentlemen:

           We have acted as special counsel to XO Communications, Inc., a Delaware corporation (the "Company"), in connection with the registration of deferred compensation obligations (the "Obligations") to be offered and sold under the XO Communications, Inc. Cash Compensation Deferral Plan (the "Plan") on a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission to which this opinion appears as
Exhibit 5.

           We have examined originals or certified or photostatic copies of such records of the Company, certificates of officers of the Company, and public officials and such other documents as we have deemed relevant or necessary as the basis of the opinion set forth below in this letter. In such examination, we have assumed the genuineness of all signatures, the conformity to original documents submitted as certified or photostatic copies, and the authenticity of originals of such latter documents. Based on the foregoing, we are of the following opinion:

     1. The Obligations, when established pursuant to the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting creditors' rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     2. The provisions of the written Plan documents comply with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), assuming that the employees eligible to participate in the Plan constitute a select group of management or highly compensated employees for purposes of ERISA.

           Our opinion expressed in paragraph 2 applies only as to the form of the written Plan documents. Accordingly, but without limitation of the preceding sentence, we express no opinion as to whether the employees eligible to participate in the Plan constitute a select group of management or highly compensated employees or whether the Plan will be considered "funded" for purposes of ERISA, which are factual issues depending upon the facts and circumstances in existence from time to time.

           In rendering the foregoing opinions, we have relied as to certain factual matters upon information provided by officers of the Company, and we have not independently checked or verified the accuracy of such information. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date hereof.

           We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                            Sincerely,

                                            /s/ JONES, DAY, REAVIS & POGUE

                                                JONES, DAY, REAVIS & POGUE